Council of Agriculture, Executive Yuan

Agricultural Biotechnology Park

Phase II Standard Plant (Dragon Building)

Lease Agreement

Council of Agriculture, Executive Yuan

Agricultural Biotechnology Park Preparatory Office

100/2/18

Phase II Standard Plant (Dragon Building) of Agricultural Biotechnology Park

Lease Agreement

Lessor:    Agricultural Biotechnology Park Preparatory Office of Council of Agriculture, Executive Yuan (hereinafter called Party A)

Lessee:     Yambear Bio. Tech, Inc (hereinafter called Party B)

As Party B accords with Articles 4, 6 and 8 of Act of Establishment and Administration of Agricultural Technology Parks which stipulate that companies in agricultural technology industry, research institutions, innovation incubation centers and competent authorities or relevant organs of projects may set up branch offices in the Park, this agreement hereby is made and entered into by and between Party A and Party B through consultation. Whereby Party A agrees to lease to Party B the under-mentioned plant (hereinafter called the Plant) located in the Agricultural Biotechnology Park.

Article I         Location and Area of the Plant

The Plant is located in the Agricultural Biotechnology Park of Changjhih Township, Pingtung County. Unit D3-1 of Dragon Building, the area of which is 173 m2 , has been leased to Party B. Unit of the underground, the area of which is m2 , could store raw materials at room temperature. Please refer to the attached map for location.

Article II         Lease term

The period commences on the day of ROC Nov 1, 101, and thereafter until the day of ROC Oct 31, 103 at which time this agreement shall terminate unless otherwise Party A and Party B agree to be bound by Article IV of this agreement and another lease agreement is signed. Party B has no chance of enjoying the right to renew this agreement or rent the Plant on flexible lease terms when this agreement expires.

Article III         Qualification

During the lease term Party B shall be in accordance with Articles 4, 6 and 8 of Act of Establishment and Administration of Agricultural Technology Parks which stipulate that companies in agricultural technology industry, research institutions, innovation incubation centers and competent authorities or relevant organs of projects may set up branch offices in the Park. This agreement shall be regarded as invalid if Party B does not accord with the above-mentioned qualification when it is signed. This agreement shall be terminated if Party B no longer accord with the above-mentioned qualification during the lease term.

Article IV         Regulations for Renewal

Within one month prior to this agreement expires, Party A shall notify Party B in written form and mail the renewed lease agreement if it intends to extend the lease.

Within 15 days after Party B receiving the above-mentioned agreement, it shall decide whether or not to renew the lease. If Party B intends to renew the lease, it shall send the signed agreement and relevant documents to Party A within the foresaid period.

If Party B contravenes any article of this agreement during the lease period, Party A may request Party B to notarize the renewed agreement, of which Party B shall pay the charges.

Article V         Termination of Agreement before Expiry

Except as otherwise provided herein, Party B shall notify Party A in written form two months in advance if Party B intends to terminate this agreement before it is due to expire. Party B shall continue to pay the rent whether it delivers up the Plant within the two months.

Party A may terminate this agreement in written form two months in advance if legal regulations revise or government policies change.

Article VI         Rent, How to Pay, Adjustments and other Fees

The rental of the Plant shall be NT$ 48,440 Yuan per month and the underground used to store raw materials at room temperature be NT$ Yuan. Party B shall pay the foresaid rental and business tax on the first day of the lease term and the same day of every month during the term. Party B shall during the lease term pay and discharge all charges in respect of water and electricity.

The rental and security deposit mentioned in Article VIII shall be paid in cash, through the savings account and by promissory note or check, certified check, postal money order and certificates of time deposit of pointed financial institutions. Please fund or wire the rental and security deposit to the Bank of Taiwan, Pingtung Branch. The account number is 01703603063-6 and the account name is Pingtung Agricultural Biotechnology Park Preparatory Office 301 special account.

The rental shall be subject to revision from time to time as requirements of relevant legal regulations, land price of this Park and rate of state land rent varies. Party B shall pay attention to the adjustments of above-mentioned land price and rate of state land rent.

The adjusted rental takes effective a month after the above-mentioned land price and rate of state land rent revise. The balances of the rental will be paid to either side as the case may be.

Article VII         Penalty

Party B shall pay the penalty as following if it does not pay the rental and utilities fee such as water and electricity bills on the date as prescribed herein.

1.	Where the delay of payment has not exceeded one month, Party B shall pay the penalty at the rate of 2% of total amount.
2.	Where the delay of payment is above one month but less than two months, Party B shall pay the penalty at the rate of 5% of total amount.
3.	Where the delay of payment has exceeded two months, Party B shall pay the penalty at the rate of 10% of total amount.

Article VIII         Security Deposit

When this agreement is signed, Party B shall pay to Party A security deposit equal to three months rental, in the amount of NT$ 145,320 Yuan, in order to guarantee that the obligations as agreed therein shall be observed by Party B. The above-mentioned security deposit shall be paid in full when this agreement is signed and Party A shall thereof issue receipt upon its receipt of security deposit from Party B. Security deposit should not be modified if rental revises or this agreement is renewed.

Prior to the commencement of the lease term set out in Article II, Party B shall notify Party A in written form if Party B intends not to perform the terms and conditions herein contained, in which case Party A is not obligated to refund aforesaid security deposit; if Party B has already begun to operate or pile stuff in the Plant, Party A shall handle the case in accordance with Article XVII.

Party A shall return such security deposit to Party B (excluding interest thereof) after termination and expiration of this agreement provided Party B has paid all the rental, utilities fee and other bills incurred during the lease term. The security deposit cannot compensate for rental.

Article IX         Purpose (1)

Party B shall undertake that the Plant must be used only for research, manufacture or operation. Party B shall not transfer, sublet or part with the possession of the Plant or any part thereof to any other person. Party B shall not breach the legal regulations.

Article X         Purpose (2)

In accordance with Prudent Person Rule, Party B shall maintain the Plant and community facilities and protect environment sanitation.

Party B shall not put items and garbage (including general wastes and Industrial wastes) to the public area of the Plant such as corridor, resting area, lavatory and equipment room nor threaten public securities. In the case where Party B piles up items, it shall clear out the public area within the specific time as Party A requests or Party A may give a clear-out on Party B’s behalf at the expense of the latter. If it is uncertain who pile up the aforesaid items, Party B shall share the charge with other leasees in accordance with the size of the Plant. If the Plant or any public facility is damaged or loss during the lease term, Party B shall restore them to their original condition and indemnify Party A (damage or loss caused by natural disaster or force majeure excepted).

In the case where natural disaster causes the aforesaid damage and lost, written notice shall be given to Party A and Party A shall repair and remedy.

Party B shall inspect all the facilities in the Plant immediately after the Plant is taken over. In the case where problems are found in any facility, Party A’s liability to repair and remedy shall be incurred. In a month after the Plant is taken over, Party B shall not notify Party A of any problems found in facilities nor request to reduce the rental.

Party A shall provide services in the public area in accordance to laws so as to supply the function of living.

Article XI         Purpose (3)

Party B shall indemnify Party A and restore the damaged and lost to original state, for any loss or damage to the Plant or the public facilities from act of Party B’s employer, user or anyone using the Plant allowed by Party B.

Article XII         Purpose (4)

Party B shall keep the Plant and parking area clean.

Article XIII         Purpose (5)

Party B shall not make any additions or alteration to the Plant without prior written consent of Party A.

Party B may install telephone and fixtures that supply water and electricity. However, Party B shall not make any structural alterations or additions of lavatory and bathroom.

Party B shall decorate the Plant in accordance with the provisions contained in Construction Law, Fire Control Law and other relevant regulations.

Amount of water consumption and discharge of sewage in Dapeng plant shall be less than 30CMD and 20CMD per day respectively. In Xiaoying plant, amount of water consumption and discharge of sewage shall be less than 20CMD and 20CMD per day respectively.

Article XIV         Inspection

With Party A’s written notice in advance, Party A and personnel designated by Party B may enter and inspect the Plant. In case Party B does not designate anyone to cooperate with Party A, Party A shall nevertheless enter and inspect the Plant. Party B and its employees shall not reject or stimy the inspection but cooperate. Party A shall notify Party B the results of inspection in written form. In case where Party B is notified to improve within a time limit, Party A shall reinspect the Plant.

Article XV         House Tax, Land Value Tax and Insurance

Party A shall pay the House Tax and Land Value Tax payable in respect of the Plant.

Party B shall insure the machines, facilities and other items placed in the Plant according to requirements. Party A shall be imposed no liability for Party B’s loss.

Article XVI         Termination

In the case of any of the following circumstances, Party A may notify Party B to terminate this Agreement at any time and re-enter the Plant without refunding the paid rental:

Party B does not accord with the qualification herein provided in Article III or Party A refuses to lease its plant to Party B according to laws.

1.	Party B does not start to use the Plant in two months after the starting date as prescribed herein. After Party A notify Party B in written form that requests improvement, Party B ceases to use the Plant or does not use it properly for over two months.
2.	Rental payable by Party B herein is unpaid for two months or above.
3.	Party B commits a breach of Article IX or Article XIV.
4.	Party B commits a breach of Article X, Article XII, Article XIII or Article XX and does not make any progress after Party A notify Party B in written form that requests improvement.

Article XVII         Regulations after Expiry or Termination

As of the date at which time this agreement is expired or terminated, Party B shall restore the Plant to its original state and deliver up the vacant plant to Party A.

At the delivery subscripted herein, Party B shall clean up the Plant and pay the charges in respect of the clean-up. If Party B is slack to clean up the Plant, Party A may hire cleaners to do the job on behalf of Party B and deduct the charges from the security deposit. Party B and its joint guarantor shall pay the exceeding amount if the security deposit is insufficient to cover Party A’ costs.

If Party B does not deliver up the Plant as subscripted herein a month after the due day at which time this agreement is expired or terminated, Party A shall enter and move out all the belongings left in the Plant which is deemed to be abandoned by Party B. In this situation, Party A has the right to dispose of them and Party A will raise no objection.

Article XVIII         Punishment of Delay in Delivery

In case where Party B does not deliver up the Plant on the date of expiration or termination as subscripted herein, Party B shall be subject to pay Party A the penalty equal to three times of the daily rental amount every delayed day and all the loss caused by the delay.

Article XIX         Relevant Regulations of Public Security of Buildings

Party B shall comply with the regulations of Inspection, Repair, and Registration for the Public Security of Buildings and Fire Fighting Equipments and Instruction for Leasees of Phase II Standard Plant (Dragon Building) of Agricultural Biotechnology Park.

Article XX         Load Limit

Party B shall consider the load limit of the Plant and consult structure technicians or architects to ensure safty. Party B shall use the Plant as terms and provisions contained in law and by no means overload.

Article XXI         Jurisdiction Court

Any dispute or controversy between the parties with respect to this agreement shall be determined in accordance with the laws of the Republic of China. The parties hereby submit and consent to the non-exclusive jurisdiction of the Pingtung Local Court.

Article XXII         Obligations of Joint Guarantor

Party B shall absolutely perform its obligations. In case that Party B submit a breach of articles contained herein, the joint guarantor hereby shall be jointly liable and agree to waive the benefit of discussion contained in Taiwan's Civil Law.

In case where the joint guarantor is willing to discharge the joint responsibilities, he/she shall not be relieved of the suretyship liability until Party A agrees.

Except that joint guarantor guarantees to hold the responsibilities, Party B shall deposit an amount of the yearly rent to ensure the suretyship liability. The deposit herein shall be paid in cash, by Bank Letter of guarantee, by Certificate of Deposit or in other ways permitted by Party A.

Article XXIII         Counterparts

IN WITNESS WHEREOF, this agreement shall be executed in two counterparts, each of which shall be deemed an original.

Party A: Council of Agriculture, Executive Yuan Agricultural Biotechnology Park Preparatory Office

Representative: Director Huang Chin-cheng

Address: No. 1, Shennong Rd., Dehe Village, Changjhih Township, Pingtung County

Party B: Yambear Bio-Tech, Inc.

Representative: Lin, Hsin-Lung

Address: 3F, No.3, Lane 1041, 1st Dashun Rd., Gushan Dist., Kaohsiung City

Joint Guarantor: Lin, Hsin-Lung

ID Number of Joint Guarantor: O100184747

Address of Joint Guarantor: No.4, Alley 31, Lane 1008, Minghu Rd., E. Dist., Hsinchu County

ROC 101/10/22

*This agreement is made in Chinese and English. If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.